Exhibit 10.1

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (this “Amendment”) is entered into as of March 25, 2026, by and between NeoVolta Inc., a Nevada corporation (the “Company”), and Steve Bond (“Executive”).

RECITALS

WHEREAS, the Company and Executive are parties to that certain Employment Agreement, dated as of February 4, 2025 (the “Employment Agreement”); and

WHEREAS, the Company and Executive desire to amend the Employment Agreement to modify Executive’s title and role as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

1. Appointment as Executive Vice President. Effective as of the date of this Amendment, Executive shall serve as Executive Vice President of the Company, subject to the terms and conditions of the Employment Agreement, as amended hereby. All references to Executive’s title or position in the Employment Agreement shall be deemed amended to refer to the title of Executive Vice President.

2. Transition of Chief Financial Officer Role. Executive’s service as Chief Financial Officer of the Company shall terminate effective as of May 18, 2026. From and after May 18, 2026, Executive shall no longer serve in the capacity of Chief Financial Officer and shall have no further duties or responsibilities associated with such role. For the avoidance of doubt, Executive shall continue to serve as Executive Vice President of the Company following the termination of his Chief Financial Officer role, and the Employment Agreement, as amended hereby, shall remain in full force and effect with respect to Executive’s continued service as Executive Vice President.

3. No Other Amendments. Except as expressly modified by this Amendment, the Employment Agreement shall remain in full force and effect in accordance with its terms. In the event of any conflict between the terms of this Amendment and the terms of the Employment Agreement, the terms of this Amendment shall control.

4. Waiver of Good Reason. Executive hereby acknowledges and agrees that the modifications to Executive's title, position, duties, and responsibilities contemplated by this Amendment, including without limitation the appointment of Executive as Executive Vice President and the termination of Executive's service as Chief Financial Officer, do not and shall not constitute “Good Reason” (as defined in the Employment Agreement) for Executive to terminate his employment with the Company. Executive hereby irrevocably waives any right to assert that any of the foregoing changes constitute Good Reason or otherwise give rise to any right to resign for Good Reason under the Employment Agreement.

5.Defined Terms. Capitalized terms used but not defined in this Amendment shall have the meanings ascribed to them in the Employment Agreement.

6. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to its conflicts of law principles.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

NEOVOLTA INC.

By: /s/ Ardes Johnson_____________________

Name: Ardes Johnson

Title: Chief Executive Officer

EXECUTIVE

/s/ Steve Bond____________________________

Steve Bond

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